Exhibit 99.1

Hawthorn Bancshares Reports Second Quarter 2017 Financial Results

Jefferson City, Mo. — July 27, 2017 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended June 30, 2017.

Net income for the current quarter was $1.9 million, or $0.33 per diluted common share, compared to $2.1 million, or $0.36 per diluted common share, for the linked quarter ended March 31, 2017 and $1.4 million, or $0.24 per diluted common share, for the quarter ended June 30, 2016.

The year-to-date annualized return on average common equity was 8.65% and the annualized return on average assets was 0.61% for the current year compared to 9.23% and 0.65% for the prior linked quarter, respectively, and 7.62% and 0.56%, respectively, for the prior year quarter.

Commenting on earnings performance, Chairman David T. Turner said, “For the six months ended June 30, 2017, Hawthorn reported earnings per common diluted share of $0.69 which was a 19% improvement over the prior year-to-date results of $0.58 per diluted common share. Loans have continued to grow increasing $24.8 million, or 2.5%, from the prior linked quarter and increasing $112.1 million, or 12.1%, from the prior year quarter. Our net interest margin has remained relatively unchanged during the current quarter at 3.50% compared to 3.48% for the prior linked quarter and for the current year at 3.49% compared to 3.50% for the prior year. Due to our loan growth and maintaining our net interest margin, net interest income has continued to increase, improving by $0.8 million over the prior year quarter. Non-interest income of $2.1 million for the current quarter was below the prior linked quarter by $0.3 million but ahead of the prior year quarter by $0.1 million. Non-interest expense of $9.7 million was $0.3 million higher than the prior linked quarter and the prior year quarter.”

Net Interest Income

Net interest income for the quarter ended June 30, 2017 was $10.8 million compared to $10.5 million for the prior linked quarter and $10.0 million for the prior year quarter. The increase over the prior year quarter of $0.8 million was primarily due to increased interest income on loans of $1.4 million resulting from average loan growth of $128.6 million and an increase in interest expense of $0.5 million mostly due to a $64.3 million increase in average balances of interest-bearing liabilities.

Non-Interest Income and Expense

Non-interest income for the quarter ended June 30, 2017 was $2.1 million compared to $2.4 million for the prior linked quarter and $2.0 million for the prior year quarter. The decrease from the prior linked quarter was primarily due to the increase in mortgage servicing rights recorded in the prior linked quarter.

Non-interest expense was $9.7 million for the quarter ended June 30, 2017 compared to $9.4 million for the prior linked quarter and $9.4 million for the prior year quarter. The increases over the prior linked quarter and prior year quarter were primarily due to increases in real estate foreclosure expense resulting from valuation adjustments to foreclosed property.

Allowance for Loan Losses

The Company’s level of non-performing loans continued to remain at historically low levels representing 0.97% of total loans at June 30, 2017, compared to 0.93% at March 31, 2017 and 1.02% at June 30, 2016. During the quarter ended June 30, 2017, the Company recorded net charge-offs of $47,000 compared to net recoveries of $26,000 and $336,000 for the prior linked quarter and the prior year quarter, respectively. The allowance for loan losses at June 30, 2017 was $10.5 million, or 1.02% of outstanding loans, 105.36% of non-performing loans and 223.27% of nonperforming loans when excluding accruing TDR’s. At December 31, 2016, the allowance for loan losses was $9.9 million, or 1.01% of outstanding loans, 107.35% of non-performing loans and 282.94% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2017.

Financial Condition

Comparing June 30, 2017 balances with December 31, 2016, total assets increased $96.5 million to $1.4 billion. The largest driver in asset growth was the increase in loans of $61.0 million, or 6.3%. Total deposits increased $72.0 million to $1.1 billion at June 30, 2017. During the same period, stockholders’ equity increased 4.5% to $95.1 million, or 6.9% of total assets. The total risk based capital ratio of 13.47% and the leverage ratio of 9.77% at June 30, 2017, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$ 000

	Three Months Ended
Statement of income information:	June 30, 2017	March 31, 2017	June 30, 2016
Total interest income	$12,681	$12,099	$11,350
Total interest expense	1,861	1,612	1,379
Net interest income	10,820	10,487	9,971
Provision for loan losses	330	350	425
Noninterest income	2,099	2,407	1,949
Noninterest expense	9,687	9,351	9,353
Pre-tax income	2,902	3,193	2,142
Income taxes	983	1,093	730
Net income	$1,919	$2,100	$1,412
Earnings per share:
Basic:	$0.33	$0.36	$0.24
Diluted:	$0.33	$0.36	$0.24

Statement of income information:	For the Six Months Ended
	June 30, 2017	June 30, 2016
Total interest income	$24,781	$22,527
Total interest expense	3,474	2,708
Net interest income	21,307	19,819
Provision for loan losses	680	675
Noninterest income	4,506	4,397
Noninterest expense	19,037	18,436
Pre-tax income	6,096	5,105
Income taxes	2,076	1,695
Net income	$4,020	$3,410
Earnings per share:
Basic:	$0.69	$0.58
Diluted:	$0.69	$0.58

Key financial ratios:	June 30,	March 31,	June 30,	December 31,
	2017	2017	2016	2016
Return on average assets (YTD)	0.61%	0.65%	0.56%	0.58%
Return on average common equity (YTD)	8.65%	9.23%	7.62%	7.97%

	June 30, 2017	March 31, 2017	June 30, 2016	December 31, 2016
Allowance for loan losses to total loans	1.02%	1.02%	1.02%	1.01%
Nonperforming loans to total loans	0.97%	0.93%	1.02%	0.95%
Nonperforming assets to loans
and foreclosed assets	2.23%	2.24%	2.63%	2.37%
Allowance for loan losses to
nonperforming loans	105.36%	109.70%	99.37%	107.35%
Allowance for loan losses to nonperforming
loans - excluding performing TDRs	223.27%	288.50%	257.03%	282.94%

Balance sheet information:	June 30, 2017	March 31, 2017	June 30, 2016	December 31, 2016
Loans, net of allowance for loan losses	$1,024,475	$999,920	$913,550	964,143
Investment securities	227,151	226,029	244,194	224,308
Total assets	1,383,550	1,319,663	1,265,724	1,287,048
Deposits	1,082,687	1,043,004	1,005,241	1,010,666
Total stockholders’ equity	95,147	93,077	91,741	91,017

Book value per share	$16.29	$15.94	$15.63	15.52
Market price per share	$20.95	$20.29	$13.26	17.02

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Osceola, Warsaw, Belton, Drexel, Harrisonville,  California and St. Robert.

Contact:
Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100

FAX: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note thatactual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.